Exhibit 10.6

Execution Version

ASPHALT TERMINALLING, TRANSPORTATION AND STORAGE SERVICES AGREEMENT

This ASPHALT TERMINALLING, TRANSPORTATION AND STORAGE SERVICES AGREEMENT (this “Agreement”) is dated as of August 6, 2018, by and between Western Refining Company, L.P. (“Customer”), and Asphalt Terminals LLC (“Provider”). Customer and Provider may each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the date hereof, Customer will contribute certain assets and interests with respect to the Terminals to Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), and the Partnership will contribute those assets and interests to Provider, all on the terms and conditions set forth in that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof;

WHEREAS, Provider will operate the Terminals pursuant to this Agreement; and

WHEREAS, Customer and Provider desire to enter into this Agreement to memorialize the terms of their commercial relationship.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Adjusted Minimum Asphalt Storage Commitment” means Customer’s Minimum Asphalt Storage Commitment adjusted by deducting the applicable Stipulated Asphalt Storage Commitment for each Terminal that is no longer subject to this Agreement.

“Adjusted Minimum Asphalt Throughput Commitment” means Customer’s Minimum Asphalt Throughput Commitment, adjusted by deducting the applicable Stipulated Asphalt Throughput Commitment for each Terminal that is no longer subject to this Agreement.

“Adjusted Minimum Commitments” means the Adjusted Minimum Asphalt Throughput Commitment and the Adjusted Minimum Asphalt Storage Commitment.

“Agreement” has the meaning set forth in the Preamble.

“API” means American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Asphalt” means asphalt, asphalt related products and components.

“Asphalt Processing and Blending Services” means the following services: air-blowing (oxidation) and blending (PPA, Hydrolene and other additives), polymer modification, and emulsification.

“Asphalt Third Party Credit” has the meaning set forth in Section 5.1.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Average Daily Third Party Asphalt Terminal Utilization” has the meaning set forth in Section 5.1.

“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or the latest revisions thereof.

“Base Invoice Amount” has the meaning set forth in Section 7.2.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Capacity Resolution” has the meaning set forth in Section 23.3.

“Carrier” means Customer or a third-party agent or contractor who transports Asphalt subject to this Agreement via tank trucks or rail cars to or from a Terminal for Customer or for Customer’s account.

“Commencement Date” has the meaning set forth in Section 2.1.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Credit” has the meaning set forth in Section 7.5.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 18.1.

“Customer Termination Notice” has the meaning set forth in Section 22.3.

“EPA” has the meaning set forth in Section 13.1.

“Excess Amounts” means, with respect to Asphalt throughput services, the fee owed by Customer to Provider for such services in excess of the Minimum Asphalt Throughput Commitment.

“Extension Period” has the meaning set forth in Section 3.1.

“First Offer Period” has the meaning set forth in Section 21.2.

“Force Majeure” means circumstances, whether foreseeable or not, not reasonably within the control of Provider and which, by the exercise of due diligence, Provider is unable to prevent or overcome, that prevent performance of Provider’s obligations hereunder, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

“Force Majeure Notice” has the meaning set forth in Section 22.1.

“Force Majeure Period” has the meaning set forth in Section 22.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Indemnified Group” means the Customer Group or the Provider Group, as applicable.

“Minimum Asphalt Storage Commitment” means the minimum Asphalt storage services for each Month during the Term at each Terminal, as set forth on Schedule 4.1; provided, however, that the Minimum Asphalt Storage Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Asphalt Storage Reservation Fee” has the meaning set forth in Section 4.2.

“Minimum Asphalt Throughput Commitment” means the amount of Asphalt put through the Terminals for each Month during the Term at each Terminal via each mode of ingress or egress as set forth on Schedule 4.1; provided, however, that the Minimum Asphalt Throughput Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days including and following the Commencement Date in such Month to the total number of days in such Month.

“Minimum Asphalt Throughput Fee” has the meaning set forth in Section 4.3.

“Minimum Commitments” means the Minimum Asphalt Storage Commitment and Minimum Asphalt Throughput Commitment.

“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Change of Control” means Andeavor ceases to Control the general partner of the Partnership.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Provider” has the meaning set forth in the Preamble.

“Provider Group” has the meaning set forth in Section 18.2.

“Receiving Party Personnel” has the meaning set forth in Section 28.4.

“Refineries” mean the refineries owned and operated by Customer and its affiliates and subsidiaries that provide source materials for the operation of the Terminals, and “Refinery” means any one of the Refineries, as applicable.

“Restoration” has the meaning set forth in Section 23.2.

“Right of First Refusal” has the meaning set forth in Section 21.2.

“Shortfall Amount” has the meaning set forth in Section 7.3.

“Special Damages” has the meaning set forth in Section 17.1.

“Stipulated Asphalt Storage Commitment” means, with respect to each Terminal, the storage capacity specified for such Terminal on Schedule 22.2.

“Stipulated Asphalt Throughput Commitment” means, with respect to each Terminal, the stipulated Asphalt volume (rail or truck) in tons per Month as set forth for such Terminal on Schedule 22.2.

“Stipulated Commitments” means, collectively, as to the applicable Terminal(s), the Stipulated Asphalt Storage Commitment and Stipulated Asphalt Throughput Commitment for such Terminal(s).

“Surcharge” has the meaning set forth in Section 6.1.

“Term” and “Initial Term” each have the meaning set forth in Section 3.1.

“Terminals” means Provider’s terminals located in Bakersfield, California; Mojave, California; Elk Grove, California; and Phoenix, Arizona and “Terminal” means any one of the Terminals, as applicable.

“Terminal Service Order” has the meaning set forth in Section 7.1.

“Termination Notice” has the meaning set forth in Section 22.1.

ARTICLE 2

COMMENCEMENT DATE

2.1 The date of this Agreement shall be the “Commencement Date”.

ARTICLE 3

TERM

3.1 The initial term of this Agreement shall commence on the Commencement Date and shall continue through August 6, 2028 (the “Initial Term”); provided, however, that Customer may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Provider no less than 365 calendar days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any Extension Period, shall collectively be referred to herein as the “Term.”

3.2 If Customer has not provided written notice of its intent to extend the Initial Term for the first Extension Period pursuant to Section 3.1, Provider may, at its option, provide written notice to Customer no less than ninety (90) days prior to the end of the Initial Term to extend the Initial Term for an additional two (2) years and, if exercised, such additional two (2) years shall be considered part of the “Term” of the Agreement.

ARTICLE 4

ASPHALT SERVICES

4.1 Minimum Asphalt Commitments. During the Term of this Agreement and subject to the terms and conditions of this Agreement and any Terminal Service Order, each Month, Customer shall:

(a) Satisfy the Minimum Asphalt Storage Commitment at each Terminal pursuant to Section 4.2; and

(b) Satisfy the Minimum Asphalt Throughput Commitment at each Terminal pursuant to Section 4.3.

4.2 Asphalt Storage Reservation Fee. Provider shall provide Asphalt storage services and Customer shall pay a monthly per Barrel fee (for storage services of in-service dedicated tanks) as set forth in the applicable Terminal Service Orders to reserve, on a firm basis, the Minimum Asphalt Storage Commitment of certain dedicated tanks at each of the Terminals as identified on Schedule 4.2. The aggregate of these fees for in-service dedicated tanks on a monthly basis for all Terminals shall be referred to as the “Minimum Asphalt Storage Reservation Fee”. Provider may utilize any reserved capacity not being used by Customer to provide storage to third parties; provided, however, that (a) Customer shall be entitled to a corresponding Asphalt Third Party Credit, as defined below, and (b) Provider shall be required, to the extent Customer desires to utilize any then-available storage capacity, to prioritize Customer’s utilization of such storage capacity over third-party customers.

4.3 Asphalt Throughput Fees. Provider shall provide Asphalt throughput services and Customer shall deliver and/or pay for the Asphalt volumes throughput at each of the Terminals for the Minimum Asphalt Throughput Commitment at the per ton fees as set forth in the applicable Terminal Service Orders. The aggregate of these fees on a monthly basis for all Terminals shall be referred to as the “Minimum Asphalt Throughput Fee.” From time to time, upon agreement of the Parties and to the extent there is available capacity at any given Terminal, Customer may utilize Asphalt throughput capacity in excess of the Minimum Asphalt Throughput Commitment and, in such circumstances, Provider shall prioritize Customer’s utilization of such throughput capacity over third-party customers. Any such excess Asphalt throughput volumes will be at the per ton throughput fees as set forth in a Terminal Service Order. Provider may utilize any throughput capacity not being used by Customer to provide throughput to third parties; provided, however, that Provider shall be required, to the extent Customer desires to utilize any then-available throughput capacity, to prioritize Customer’s utilization of such throughput capacity over third-party customers.

4.4 Asphalt Processing and Blending Services. As set forth in the applicable Terminal Service Orders, Provider shall provide Asphalt Processing and Blending Services and Customer shall pay the per ton fees set forth in such applicable Terminal Service Orders for such Asphalt Processing and Blending Services. In addition, Customer shall reimburse Provider for the costs (including shipping, delivery and other ancillary costs) of all additives (and other products used for blending) to the extent Provider purchases such additives (or other products used for blending) in any given Month on behalf of Customer at the Terminals. Provider may utilize any Asphalt Processing and Blending Services capacity not being used by Customer to provide Asphalt Processing and Blending Services to third parties; provided, however, that Provider shall be required, to the extent Customer desires to utilize any then-available Asphalt Processing and Blending Services capacity, to prioritize Customer’s utilization of such Asphalt Processing and Blending Services capacity over third-party customers.

4.5 Additional Services. Asphalt services in addition and differing from those described in this Article 4, if available at the Terminals, may be provided by Provider to Customer pursuant to a Terminal Service Order.

ARTICLE 5

THIRD PARTY CREDIT

At the conclusion of each Month, Provider shall calculate the “Average Daily Third Party Asphalt Terminal Utilization” of the Terminal storage, which shall be a fraction, (a) the numerator of which is the sum of, for each day in such Month, the number of Barrels of Asphalt stored for third parties in the reserved capacity set forth on Schedule 4.1 and (b) the denominator of which is (i) the aggregate reserved capacity set forth on Schedule 4.1 multiplied by (ii) the number of days in such Month. For each Month, the product of the Average Daily Third Party Asphalt Terminal Utilization and the Minimum Asphalt Storage Reservation Fee shall be the “Asphalt Third Party Credit”. Each Month, the total fees due to Provider for Asphalt storage services at the Terminals will be reduced (but not below zero) by the amount of such Asphalt Third Party Credit.

ARTICLE 6

SURCHARGES

6.1 Surcharges. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require Provider to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to any of the Terminals or any of the services Provider provides to Customer under this Agreement or any Terminal Service Order, Provider may, subject to the terms of this Article 6, impose a surcharge to increase the applicable service fee (“Surcharge”) to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

6.2 Notification and Mitigation. Provider shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 6.1 sufficient to cover the cost of any required capital or expense projects and any ongoing increased operating costs. Provider and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%) as a Surcharge, with the understanding that Provider and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

6.3 Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Provider shall not terminate the affected service from this Agreement.

6.4 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, Provider shall notify Customer of the amount of the Surcharge required to reimburse Provider for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(a) If within thirty (30) days of such notification provided in this Section 6.4, Customer does not agree to pay such Surcharge or to reimburse Provider up front for its costs, Provider may elect to either:

(i) require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

(ii) terminate the service(s) under this Agreement to which the Surcharge applies, upon notice to Customer.

(b) Provider’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that Provider would be obligated to make such expenditures to continue performance during such period.

6.5 Resolution of Surcharge. Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Article 6, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.

6.6 Payment of Surcharge. In lieu of paying the Surcharge in connection with any required capital project, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of the applicable project.

ARTICLE 7

TERMINAL SERVICE ORDERS; PAYMENT

7.1 Terminal Service Orders. On the date hereof, Provider and Customer shall enter into one or more terminal service orders for the Terminals, as applicable, substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). The Parties may agree to enter into additional Terminal Service Orders following the date hereof. Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Provider in connection with the services to be delivered pursuant hereto, Provider shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern. No Terminal Service Order shall be effective until fully executed by both Provider and Customer.

7.2 Base Invoice Amount. Provider shall invoice Customer monthly for fees owed to Provider based upon actual storage utilized, actual throughput, and additives (and other products used for blending) to be reimbursed pursuant to Section 4.4, and, to the extent set forth in a Terminal Service Order, any additive, blending and processing services utilized (the “Base Invoice Amount”).

7.3 Shortfall Amount. If the Base Invoice Amount is less than the total of the Minimum Asphalt Storage Reservation Fee and the Minimum Asphalt Throughput Fee for such month, Provider shall also invoice Customer for such difference (the “Shortfall Amount”).

7.4 Payment Terms. Customer shall pay all amounts due under this Agreement and each Terminal Service Order then in effect no later than ten (10) calendar days after Customer’s receipt of Provider’s invoices. Any past due payments owed by Customer shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

7.5 Shortfall Credit. The dollar amount of any Shortfall Amount attributable to throughput services (but not storage) paid by Customer shall be posted as a credit (a “Credit”) to Customer’s account and may be applied against any Excess Amounts owed by Customer during the remaining calendar year. Credits will be applied in the order in which such Credits accrue and any remaining portion of the Credit that is not used by Customer during the remaining calendar year shall expire at the end of such calendar year (e.g., a Credit that accrues in January 2019 will be available through December 2019 and will expire on December 31, 2019).

7.6 Fee Adjustments. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2019, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).

ARTICLE 8

VOLUME LOSSES

8.1 Volume Losses. Provider shall have no obligation to measure volume gains and losses. In the event third-party Asphalt is terminalled at a Terminal, the Parties shall mutually determine the measurement and volume loss control practices for such Terminal. Provider shall be responsible to Customer only for Asphalt losses and/or shortages resulting from the negligent or wrongful acts and omissions of Provider, its agents, employees or contractors or breach of this Agreement or any applicable Terminal Service Order by Provider, its agents, employees or contractors; provided that Provider shall not be responsible to Customer for any Asphalt losses and/or shortages for which Customer is compensated by its cargo/inventory insurance carrier. If Customer fails to maintain cargo/inventory insurance coverage, then Provider shall also not be responsible to Customer for any Asphalt losses and/or shortages to the extent Customer would have been compensated by its insurance carrier had Customer maintained a customary level of cargo/inventory insurance coverage. Except as provided for in this Section 8.1, Customer shall be responsible for all Asphalt losses and/or shortages it may suffer.

ARTICLE 9

REIMBURSEMENT; EXCISE TAXES

9.1 Prompt Reimbursement. Customer shall promptly pay or reimburse Provider for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Provider incurs on Customer’s behalf for the services provided by Provider under this Agreement or any Terminal Service Order. If Provider is required to pay any of the foregoing, Customer shall promptly reimburse Provider in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 9.1 shall be specified in an applicable Terminal Service Order. If Customer is exempt from the payment of any taxes allocated to Customer, Customer shall furnish Provider with the proper exemption certificates.

9.2 Reimbursement for Tank Cleaning. If cleaning of any tanks is performed by Provider at the specific request of Customer, Customer shall reimburse Provider for all costs to clean, degas or otherwise prepare the tank(s) including, without limitation, the cost of removal, processing, transportation, disposal, of all waste and the cost of any taxes or charges Provider may be required to pay in regard to such waste. For any tanks that are dedicated to Customer for segregated storage of Customer’s Asphalt as set forth in any Terminal Service Order, Customer agrees to reimburse Provider for the reasonable cost of changes necessary to return the dedicated storage tanks to Provider on termination of their dedication for segregated storage under this Agreement, in substantially the same condition as originally received less normal wear and tear, unless otherwise mutually agreed by the Parties.

9.3 Reimbursement for Tank Conversion. If Customer requests that any dedicated tank be changed for storage of a different grade or type of product, Provider shall agree to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the tanks is performed by Provider at the request of Customer, Customer shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges Provider may be required to pay in regard to such waste, which costs shall be set forth on the applicable Terminal Service Order.

9.4 Payment. All of the foregoing reimbursements, together with the additive (and other products used for blending) cost reimbursements described in Section 4.4, shall be made in accordance with the payment terms set forth in Article 7.

9.5 Excise Taxes. Upon written request by Provider, Customer shall supply Provider with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. Customer further agrees to comply with all Applicable Law with respect to such taxes.

ARTICLE 10

CONTROL, CUSTODY, TRANSFER AND TITLE

10.1 Control. Control and operation of the Terminals shall rest exclusively with Provider. Provider shall be an independent contractor with respect to all services it provides under this Agreement and each Terminal Service Order. Provider may suspend operations at any of the Terminals to the extent that Provider believes that any Person, equipment, or the environment is at risk of injury or damage.

10.2 Custody.

(a) Rail. For volumes received by rail, custody shall pass to Provider at the flange where the hoses at Provider’s facility interconnect with the rail car.

(b) Truck. For receipts and deliveries of volumes to or from trucks, custody shall pass at the flange where the hoses at Provider’s facility interconnect with the truck.

10.3 General. Each Party shall be solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such volumes while in that Party’s custody, subject to the volume loss provisions hereof or unless otherwise provided herein. Title to all volumes received in the Terminals by or on behalf of Customer shall remain with Customer at all times. Both Parties acknowledge that this Agreement represents a bailment of such volumes by Customer to Provider and not a consignment of such volumes, it being understood that Provider has no authority hereunder to sell or seek purchasers for the volumes of Customer. Customer hereby warrants that it shall, at all times, have good title to and the right to deliver, throughput, store and receive volumes pursuant to the terms of this Agreement and any Terminal Service Order. Customer shall at all times be the blender of record and shall retain and be entitled to any renewable identification numbers.

ARTICLE 11

QUALITY OF ASPHALT

Customer warrants that all Asphalt delivered under this Agreement and any Terminal Service Order shall meet the latest applicable specifications for such Asphalt and contain no deleterious substances or concentrations of any contaminants that may make it or its components commercially unacceptable in general industry application. Customer shall not deliver to any of the Terminals any Asphalt which: (a) would in any way be injurious to any of the Terminals; (b) would render any of the Terminals unfit for the proper storage of similar products; (c) would contaminate or otherwise downgrade the quality of the products stored; (d) may not be lawfully stored at the Terminals; or (e) otherwise do not meet applicable specifications for such Asphalt. If, however, there are volumes of Asphalt that do not have such applicable specifications, the specifications shall be mutually agreed upon by the Parties.

ARTICLE 12

MEASUREMENT

12.1 Methods of Measurement. All quantities of Asphalt:

(a) received or delivered by or into rail shall be measured and determined based upon the meter readings at the applicable Terminal, as reflected by delivery tickets or bills of lading, or if such meters are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(b) received or delivered by or into truck shall be measured and determined based upon the meter readings at the applicable Terminal, as reflected by delivery tickets or bills of lading, or the weights determined by truck scales at such Terminal, as reflected by delivery tickets or bills of lading, or if such meters or scales are unavailable, by applicable calibration tables, as set forth on a Terminal Service Order or pursuant to mutual agreement of the Parties.

(c) delivered by book transfer shall be reflected by entries in the books of Provider.

12.2 Calibration. Meters and temperature probes shall be calibrated according to applicable API standards. Customer shall have the right, at its sole expense, and in accordance procedures at the applicable Terminal, to independently certify said calibration. Storage tank gauging shall be performed by Provider’s personnel. Provider’s gauging shall be deemed accurate unless challenged by an independent certified gauger in accordance with the following provisions of this Section 12.2. Customer may perform joint gauging at its sole expense with Provider’s personnel. If Customer should request an independent gauger, such gauger must be acceptable to Provider, and such gauging shall be at Customer’s sole expense.

12.3 Calibration of Truck Scales. Scales used in weighing trucks at the Terminals for measurement purposes shall be calibrated, inspected and maintained in accordance with the provisions of the Cal. Bus. & Prof. Code § D.5 Weights and Measures (§§ 12001-13800) and Ariz. Rev. Stat. Ann. § 3-3411, as applicable, and Section 2.20 of the National Institute of Standards and Technology publication entitled Handbook 44, Specifications, Tolerances, and Other Technical Requirements for Weighing and Measuring Devices.

ARTICLE 13

DELIVERIES, RECEIPTS AND WITHDRAWALS

13.1 Deliveries. All supervised deliveries, receipts and withdrawals hereunder shall be made within the normal business hours of the applicable Terminal and at such times as may be required by Customer upon prior notice and approval by Provider, all in accordance with the agreed-upon scheduling. Unsupervised deliveries, receipts and withdrawals shall be made only with Provider’s prior approval and in strict accordance with Provider’s current operating procedures for the Terminals. Customer warrants that all vehicles permitted to enter the Terminals on behalf of Customer shall meet all requirements and standards promulgated by applicable regulatory authority including the Department of Transportation, the Occupational Safety and Health Administration, and the U.S. Environmental Protection Agency (“EPA”). Customer further warrants that it shall only send to the Terminals those employees, agents and other representatives acting on behalf of and at Customer’s direction who have been properly instructed as to the characteristics and safe hauling methods associated with the Asphalt to be loaded and hauled. Customer further agrees to be responsible to Provider for the performance under this Agreement by its third party agents and/or representatives’ delivering Asphalt to, or receiving Asphalt at, the Terminals and to ensure its Carriers’ compliance with Article 14 and Section 19.3.

13.2 Loading Devices. Customer shall withdraw from the Terminals only those volumes that it is authorized to withdraw hereunder. Customer shall neither duplicate nor permit the duplication of any loading device (i.e., card lock access) provided pursuant to a carrier access agreement. Customer shall be fully and solely responsible for all volumes loaded through the use of the loading devices issued to Customer pursuant to a carrier access agreement; provided, however, that Customer shall not have any responsibility or liability hereunder in the event that the load authorization system provided hereunder fails or malfunctions in any way.

13.3 Legal Compliance. Both Parties shall abide by all Applicable Law and all rules and regulations which are promulgated by Provider and which are either furnished to Customer or posted at the applicable Terminal, with respect to the use of such Terminal. It is understood and agreed by Customer that these rules and regulations may be changed, amended or modified by Provider at any time, and from time to time. All changes, amendments and modifications shall become binding upon Customer ten (10) days following the posting of a copy at the affected Terminal(s) or the receipt by Customer of a copy, whichever occurs sooner.

13.4 Customer Representatives. For all purposes hereunder, Customer’s jobbers, distributors, Carriers, haulers and other customers designated in writing or otherwise by Customer to have loading privileges under this Agreement or any Terminal Service Order or having possession of any loading device furnished to Customer pursuant to this Agreement or any Terminal Service Order, together with their respective officers, servants and employees, shall, when they access the Terminals, be deemed to be representatives of Customer.

ARTICLE 14

DELIVERIES INTO TRANSPORT TRUCKS

14.1 Prior to transporting any Asphalt loaded into transport trucks at a Terminal, Customer and its Carriers shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the products received:

“If required by 49 C.F.R. 172.204, this is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation. Carrier hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specifications and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”

14.2 Provider may require each Carrier coming into a Terminal to enter into a customary Access Agreement with Provider and to carry the levels and types of insurance, with appropriate endorsements and certificates, specified for Customer hereunder.

ARTICLE 15

ACCOUNTING PROVISIONS AND DOCUMENTATION

15.1 Required Reports. Provider shall furnish Customer with the following reports covering services hereunder involving Customer’s Asphalt:

(a) Within twenty (20) days following the end of the Month, a statement showing, by product: (i) Customer’s monthly aggregate deliveries into the Terminals (specifying deliveries per each Terminal); (ii) Customer’s monthly receipts from each of the Terminals; (iii) calculation of all of Customer’s monthly storage and handling fees; (iv) Customer’s opening inventory for the preceding Month; and (v) Customer’s closing inventory for the preceding Month.

(b) A copy of any scale or meter calibration report, to be available for inspection upon reasonable request by Customer at the Terminals following any calibration.

(c) Upon delivery from the applicable Terminal and to the extent available, a hard copy bill of lading to the Carrier for each truck or rail delivery. Upon reasonable request only, a hard copy bill of lading shall be provided to Customer’s accounting group. Upon each truck delivery from a Terminal, bill of lading information shall be sent electronically through General Electric Information Services Petroex System or other mutually agreeable system.

(d) Transfer documents for each in-tank transfer.

15.2 Required Maintenance. Provider shall be required to maintain the capabilities to support truck load authorization technologies at each Terminal. However, costs incurred by Provider for periodic software updates, replacement of loading systems or software or other upgrades made at the request of Customer shall be recoverable from Customer either as a lump sum payment or through an increase in terminalling fees pursuant to a Terminal Service Order. Notwithstanding the foregoing, if an update, replacement or upgrade is made other than at Customer’s request, Provider and Customer shall mutually agree on a fee for such update, replacement or upgrade.

ARTICLE 16

AUDIT AND CLAIMS PERIOD

16.1 Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

ARTICLE 17

LIMITATION ON LIABILITY

17.1 No Special Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable or responsible to the other Party or to any member of such Party’s Indemnified Group for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or any member of such Party’s Indemnified Group that arise out of or relate to this Agreement or any Terminal Service Order, regardless of whether any such claim arises under or results from contract, negligence, or strict liability of the Party whose liability is being waived hereby; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party or any member of such Party’s Indemnified Group is properly entitled to indemnification from the other Party pursuant to the express provisions of this Agreement.

17.2 Claims and Liability for Lost Volumes. Provider shall not be liable to Customer for lost or damaged Asphalt unless Customer notifies Provider in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Asphalt. Provider’s maximum liability to Customer for any lost or damaged Asphalt shall be limited to (a) the lesser of (i) the replacement value of the Asphalt at the time of the incident based upon the price as posted by Platts or similar publication for similar Asphalt in the same locality, and if no other similar Asphalt is in the locality, then in the state, or (ii) the actual cost paid for the Asphalt by Customer (copies of Customer’s invoices of cost paid must be provided), less (b) the salvage value, if any, of the damaged Asphalt.

17.3 No Guarantees or Warranties. Except as expressly provided in the Agreement, neither Customer nor Provider makes any guarantees or warranties of any kind, expressed or implied. Provider specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

ARTICLE 18

INDEMNITIES

18.1 Provider Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Provider shall release, defend, protect, indemnify, and hold harmless Customer and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of Provider Group) (“Customer Group”) from and against any and all demands, claims (including third party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Customer or Provider and, as applicable, their carriers, customers, representatives, and agents; (b) loss of or damage to any property, products, material, and/or equipment belonging to Customer or Provider and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Provider in connection with the ownership or operation of the Terminals and the services provided hereunder, and, as applicable, its carriers, customers (other than Customer), representatives, and agents, or those of their respective employees with respect to such matters; and (d) any losses incurred by Customer due to violations of this Agreement or any Terminal Service Order by Provider, or, as applicable, its carriers, customers (other than Customer), representatives, and agents; PROVIDED, HOWEVER, THAT PROVIDER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP.

18.2 Customer Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, Customer shall release, defend, protect, indemnify, and hold harmless Provider and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of Customer Group) (“Provider Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Provider or Customer and, as applicable, their carriers, customers, representatives, and agents; (b) loss of or damage to any property, products, material, and/or equipment belonging to Provider or Customer and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Customer, in connection with Customer’s and its customers’ use of the Terminals and the services provided hereunder and Customer’s Asphalt stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (d) any losses incurred by Provider due to violations of this Agreement or any Terminal Service Order by Customer, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED, HOWEVER, THAT CUSTOMER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF PROVIDER OR ANY MEMBER OF THE PROVIDER GROUP.

18.3 Affiliates. Customer and Provider shall not be considered affiliated or affiliates of one another for purposes of the indemnification provisions set forth in this Agreement.

18.4 Written Claim. Neither Party shall be obligated to indemnify the other Party or any member of such Party’s Indemnified Group or be liable to the other Party or any member of such Party’s Indemnified Group unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

18.5 No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Article 18 are independent of any insurance requirements as set out in Article 19, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

18.6 Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

18.7 Third Party Indemnification. If any party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

ARTICLE 19

INSURANCE

19.1 Minimum Limits. At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, Customer and/or its Carrier(s) (if applicable) shall maintain at their expense the below listed insurance in the amounts specified below, or as may be agreed pursuant to a Terminal Service Order. Customer shall require that its Carriers provide such insurance, and Customer shall be liable to Provider for its failure to do so. Such insurance shall provide coverage to Provider and such policies, other than Worker’s Compensation Insurance, shall include Provider as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Provider (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to Provider, and eligible to do business in the states where the Terminals are located and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that Customer and/or the Carrier(s) may procure worker’s compensation insurance from the state fund(s) of the state(s) where the Terminals are located. All limits listed below are required MINIMUM LIMITS:

(a) Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state(s) where the Terminals are located, in limits not less than statutory requirements;

(b) Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(c) Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Provider or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by Customer;

(d) Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Customer or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(e) Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (b), (c), and (d) above;

(f) Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(g) Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party insurance to adequately cover all Asphalt owned by Customer located at the Terminals.

19.2 Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Provider, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.

19.3 Copies of Insurance Certificates or Policies. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Carrier or its authorized drivers at the Terminals, Customer and/or Carrier(s) will furnish to Provider, and at least annually thereafter (or at any other times upon request by Provider) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of Provider and shall provide that there will be no material change in or cancellation of the policies unless Provider is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Provider prior to policy expiration.

19.4 Responsibility for Deductibles. Customer and/or Carrier shall be solely responsible for any deductibles or self-insured retention.

ARTICLE 20

GOVERNMENT REGULATIONS

20.1 Certification. Each Party certifies, with respect to Asphalt tendered by or on behalf of such Party hereunder, that none of the Asphalt covered by this Agreement or any Terminal Service Order were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

20.2 Compliance with Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Asphalt throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Asphalt hereunder or the ownership, operation or condition of each Terminal. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement or any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.

20.3 Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretations is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein or therein.

ARTICLE 21

RIGHT TO ENTER INTO NEW AGREEMENT; CAPACITY EXPANSION

21.1 New Terminalling Services Agreement. Upon termination of this Agreement or a Terminal Service Order for reasons other than (a) a default by Customer pursuant or (b) any other termination of this Agreement or a Terminal Service Order initiated by Customer except upon a default by Provider, Customer shall have the right to require Provider to enter into a new terminalling services agreement with Customer that (y) is consistent with the terms and objectives set forth in this Agreement and (z) has commercial terms that are, in the aggregate, substantially similar to fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length at such time; provided, however, that the term of any such new terminalling services agreement shall not extend beyond August 6, 2038.

21.2 Right of First Refusal. In the event that Provider proposes to enter into a terminalling services agreement with a third party upon the termination of this Agreement or a Terminal Services Order for reasons other than (a) a default by Customer or (b) any other termination of this Agreement or a Terminal Service Order initiated by Customer except upon a default by Provider, Provider shall give Customer thirty (30) days’ prior written notice of any proposed new terminalling services agreement with a third party, including (x) details of all of the material terms and conditions thereof and (y) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “First Offer Period”) in which Customer may make a good faith offer to enter into a new terminalling services agreement with Provider (the “Right of First Refusal”). If Customer makes an offer on terms no less favorable to Provider than the third-party offer with respect to such terminalling services agreement during the First Offer Period, then Provider shall be obligated to enter into a terminalling services agreement with Customer on the terms set forth in the notice. If Customer does not exercise its Right of First Refusal in the manner set forth above, Provider may, for the next thirty (30) days, proceed with the negotiation of the third party terminalling services agreement.

21.3 Capacity Expansion. If, during the Term, Provider proposes the construction or acquisition of any new Terminal or related facility that connects to any Terminal facility, any expansion or enhancement of capacity on any existing Terminal or Terminal facility or any construction of new or the expansion of existing storage capacity associated with the Terminal, then:

(a) Provider shall give prior written notice of such proposal to Customer; and

(b) Customer will have a right of first refusal to reserve some portion or all of the additional throughput capacity or storage capacity on commercial terms that are equal or more favorable to Provider than any commercial terms offered to Provider by a third party.

ARTICLE 22

FORCE MAJEURE

22.1 Definition and Notice. As soon as possible upon the occurrence of a Force Majeure event, Provider shall provide Customer with written notice of the event identifying the affected Terminals and facilities (a “Force Majeure Notice”). Provider shall also identify in such Force Majeure Notice the approximate length of time that Provider reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). During the pendency of a Force Majeure event, Minimum Commitments may be proportionately reduced for the affected Terminal(s) as provided in Section 22.2. If Provider advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Article 23 below, at any time after Provider delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Terminal(s), but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the effectiveness of such termination; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Article 22 to terminate this Agreement as a result of a Force Majeure with respect to any Terminal that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Article 23.

22.2 Adjusted Minimum Commitments. If this Agreement is terminated as to a Terminal or facility under this Article 22, then Customer’s Minimum Commitments shall be adjusted to the Adjusted Minimum Commitments, by deducting the applicable Stipulated Commitments for the Terminal so removed from this Agreement.

22.3 Revocation of Customer Termination Notice. Notwithstanding anything herein to the contrary, if Customer delivers a Termination Notice to Provider (“Customer Termination Notice”) and, within thirty (30) days after receiving such Customer Termination Notice, Provider notifies Customer that Provider reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time and Customer mutually agrees (which agreement shall not be unreasonably withheld), then the Customer Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Customer Termination Notice had never been given.

ARTICLE 23

CAPABILITIES OF FACILITIES

23.1 Interruptions of Service. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, Provider shall use reasonable commercial efforts to minimize the interruption of service at each Terminal and any portion thereof. Provider shall promptly inform Customer operational personnel of any anticipated partial or complete interruption of service at any Terminal, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Provider is taking to resume full operations, provided that Provider shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.

23.2 Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, Provider shall maintain each Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Asphalt at least equal to the respective Minimum Commitments for such Terminal. Provider’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service that prevents Provider from terminalling the Minimum Commitments hereunder. To the extent Provider is prevented from terminalling volumes equal to the full Minimum Commitments for reasons of Force Majeure or other interruption of service, then Customer’s obligation to throughput the Minimum Commitments and pay any Shortfall Payment shall be reduced proportionately. At such time as Provider is capable of terminalling volumes equal to the Minimum Commitments, Customer’s obligation to store or throughput these amounts shall be restored. If, for any reason, the throughput or storage capacity of any Terminal should fall below that required by Customer for that Terminal, then within a reasonable period of time after the commencement of such reduction, Provider shall make repairs to the Terminal to restore the Terminal to the storage or throughput capacity required by Customer (“Restoration”). Except as provided below in Section 23.3 and 23.4, all of such Restoration shall be at Provider’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer, its employees, agents, representatives or customers or the failure of Customer’s Asphalt to meet the specifications as provided for in Article 11.

23.3 Capacity Resolution. In the event of the failure of Provider to maintain any Terminal in a condition and with a capacity sufficient to throughput a volume of Customer’s Asphalt as required under this Agreement, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity at the Terminal which will, among other things, specify steps to be taken by Provider to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration Provider’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. Provider shall use commercially reasonable efforts to continue to provide storage and throughput of Customer’s Asphalt at the affected Terminal, to the extent the Terminal has capability of doing so, during the period before Restoration is completed. In the event that Customer’s economic considerations justify incurring additional costs to restore the Terminal in a more expedited manner than the time schedule determined in accordance with the preceding sentence, Customer may require Provider to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. Upon completion, Customer shall pay the difference between the actual portion of Restoration costs to be paid by Customer pursuant to this Section 23.3 and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of Provider’s invoice therefor, or, if appropriate, Provider shall pay Customer the excess of the estimate paid by Customer over Provider’s actual costs as previously described within thirty (30) days after completion of the Restoration.

23.4 Customer’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of a Refinery, Provider either (a) refuses or fails to meet with Customer within the period set forth in Section 23.3, (b) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 23.3, or (c) fails to perform its obligations in compliance with the terms of a Capacity Resolution, Customer may, as its sole remedy for any breach by Provider of any of its obligations under Section 23.3, require Provider to complete a Restoration of the affected Terminal, subject to and to the extent permitted under the terms, conditions and/or restrictions of applicable leases, permits and/or Applicable Law. Any such Restoration required under this Section 23.4 shall be completed by Provider at Customer’s cost. Provider shall use commercially reasonable efforts to continue to provide storage and throughput of Customer’s Asphalt at the affected Terminal, during the period while such Restoration is being completed. Any work performed by Provider pursuant to this Section 23.4 shall be performed and completed in a good and workmanlike manner consistent with applicable industry standards and in accordance with all Applicable Laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of a Refinery, Customer may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by Provider of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations as described herein.

23.5 Dedicated Storage. Dedicated storage tanks and capacities shall be dedicated and used exclusively for the storage and throughput of Customer’s Asphalt. For those dedicated tanks, Customer shall be responsible for providing all tank heels required for operation of such tanks.

ARTICLE 24

TERMINATION

24.1 Termination for Default. A Party shall be in default under this Agreement if:

(a) the Party materially breaches any provision of this Agreement or a Terminal Service Order (with such material adverse effect being determined based on this Agreement and all Terminal Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(b) the Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it which is not withdrawn or dismissed within thirty (30) days, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced) or (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

24.2 Rights upon Default. If any of the Parties is in default as described above, then the non-defaulting Party may: (a) terminate this Agreement upon notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; and/or (c) pursue any other remedy at law or in equity.

24.3 Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Terminal Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

24.4 Asphalt Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove all of its Asphalt from the Terminals within thirty (30) days of such termination or expiration to the extent such removal is possible within this time frame. In the event all of the Asphalt is not removed within such thirty (30) day period, Customer shall be assessed storage fees to all Asphalt held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time Customer’s entire Asphalt is removed from the Terminals; provided however, that Customer shall not be assessed any storage fees associated with the removal of its Asphalt if Customer’s ability to remove such Asphalt is delayed or hindered by Provider, its agents or contractors for any reason.

24.5 Equipment Removal. Customer shall, upon expiration or termination of this Agreement, promptly remove any and all of its owned equipment and restore the Terminals to substantially the same condition as prior to the installation of such equipment.

ARTICLE 25

LIEN WAIVERS

25.1 Provider hereby waives, relinquishes and releases any and all liens, including, without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable Laws, which Provider would or might otherwise have under or with respect to the Asphalt throughput, stored or handled hereunder. Provider further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Asphalt titled in Customer’s name shall not be subject to any lien on the Terminals or Provider’s Asphalt throughput or stored there.

ARTICLE 26

ASSIGNMENT

26.1 Customer Assignment to Third Party. Customer shall not assign any of its rights or obligations hereunder or under a Terminal Service Order without Provider’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Customer may assign this Agreement without Provider’s consent (a) to an affiliate; provided such assignment shall not relieve Customer of its obligations under this Agreement or (b) in connection with a sale by Customer of a Refinery associated with one of Provider’s Terminals so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement with respect to the associated Terminal(s); and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Provider in its reasonable judgment.

26.2 Provider Assignment to Third Party. Provider shall not assign any of its rights or obligations hereunder or under a Terminal Service Order without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Provider may assign this Agreement without Customer’s consent (i) to an affiliate; provided such assignment shall not relieve Provider of its obligations under this Agreement and (ii) in connection with a sale by Provider of one or more of its Terminals so long as the transferee: (1) agrees to assume all of Provider’s obligations under this Agreement with respect to the associated Terminal(s); (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment; and (3) is not a competitor of Customer; and (b) Provider shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Provider.

26.3 Rights upon Assignment. If either Customer or Provider assigns its rights or obligations under this Agreement or a Terminal Service Order relating to a specific Terminal (other than an assignment to an affiliate), then:

(a) the Minimum Commitments with respect to such Terminal shall be converted to the Adjusted Minimum Commitments, excluding such transferred Terminal; and

(b) both Customer’s and Provider’s obligations shall continue with respect to the remaining Terminals.

26.4 Notification of Assignment. Any assignment thaws not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement and any Terminal Service Orders shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

26.5 Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 3.1. Provider shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

ARTICLE 27

NOTICE

27.1 All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express or UPS one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows (or to such other address or to such other Person as either Party will have last designated by notice to the other Party):

If to Customer, to:

Western Refining Company, L.P.

19100 Ridgewood Parkway

San Antonio, TX 78259

Attn: General Counsel

If to Provider, to:

Asphalt Terminals LLC

19100 Ridgewood Parkway

San Antonio, TX 78259

Attn: General Counsel

ARTICLE 28

CONFIDENTIAL INFORMATION

28.1 Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article 28. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving Party;

(b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Provider that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Terminals prior to the Commencement Date);

(c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(d) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Article 28, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

28.2 Required Disclosure. Notwithstanding Section 28.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

28.3 Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement with respect to the respective Terminal or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a

Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Article 28, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

28.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

28.5 Survival. The obligation of confidentiality under this Article 28 shall survive the termination of this Agreement for a period of two (2) years.

ARTICLE 29

MISCELLANEOUS

29.1 Modification; Waiver. This Agreement and any Terminal Service Orders may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement and any Terminal Service Orders may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, a Terminal Service Order or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or a Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

29.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, and Terminal Service Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

29.3 Governing Law; Jurisdiction. This Agreement and any Terminal Service Orders shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of

Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

29.4 Counterparts. This Agreement and any Terminal Service Orders hereunder may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

29.5 Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or a Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof or thereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

29.6 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement or any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

29.7 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR A TERMINAL SERVICE ORDER, OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER OR THEREUNDER.

29.8 Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

29.9 Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(a) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(b) Plural and singular words each include the other.

(c) Masculine, feminine and neutral genders each include the others.

(d) The word “or” is not exclusive and includes “and/or.”

(e) The words “includes” and “including” are not limiting.

(f) References to the Parties include their respective successors and permitted assignees.

(g) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CUSTOMER:

Western Refining Company, L.P., by
Western Refining GP, LLC, its general partner

By:	/s/ Stephan E. Tompsett
Name:	Stephan E. Tompsett
Title:	Vice President and Treasurer

PROVIDER:

Asphalt Terminals LLC

By:	/s/ Steven M. Sterin
Name:	Steven M. Sterin
Title:	President and Chief Financial Officer

Signature Page

SCHEDULE 4.1

MINIMUM ASPHALT COMMITMENTS

A.	Minimum Asphalt Storage Commitment

Terminal	Asphalt Minimum Storage Commitment (Barrels)
Bakersfield, CA	184,806
Mojave, CA	240,000
Elk Grove, CA	322,433
Phoenix, AZ	172,050

B.	Minimum Asphalt Throughput Commitment

Description	Minimum Asphalt Throughput Commitment (tons/Month)
Bakersfield, CA	2,833
Mojave, CA	3,542
Elk Grove, CA	4,250
Phoenix, AZ	12,396

Schedule 4.1

SCHEDULE 4.2

DEDICATED TANKS

A. Bakersfield Terminal

Tank Number	Tank Capacity
PMA-1	800
PMA-2	800
PMA-3	800
PMA-4	1,900
T-1	500
T-10	400
T-11	520
T-1101	1,285
T-1102	1,285
T-12	520
T-14	300
T-15	215
T-16	260
T-17	85
T-18	85
T-19	85
T-2	240
T-20	85
T-21	120
T-22	120
T-23	90
T-24	650
T-25	112
T-25001	24,170
T-3	4,200
T-4	550
T-5	520
T-5901	5,963
T-5902	5,963
T-5903	5,963
T-6	520
T-60001	61,250
T-60002	61,250
T-601RS	600
T-602RS	600
T-603RS	600
T-7	520
T-8	520
T-9	360
Total	184,806

Schedule 4.2

B. Elk Grove Terminal

Tank Number	Tank Capacity
142	155 (OOS)*
180	143
201	200
1000	45
1101	1,200
1401	1,300
1402	1,300
2000	143
100001	100,000
100002	100,000
10001	10,000
10002	10,000
10003	10,000
1B	94 (OOS)
3001	3,000
3002	3,000
50001	50,000
5001	5,000
5002	5,000
5003	5,000
5004	5,000
5005	5,000
501	500
502	500
503	500
504	500
505	500
506	500
507	500
508	500
509	500
5W	149
761	750
762	750
763	750
PMA Mix Tank	60
QTS1	143
Total	322,433

Schedule 4.2

C. Phoenix Terminal

Tank Number	Tank Capacity
25	786
26	944
27	266
28	266
29	604
30	604
49	403
50	242
60	242
70	242
80	242
1	1,678
100	419
10001	9,865
10002	9,865
101	486
102	336
1501	786
1502	786
1503	786
1504	786
1505	786
1506	786
1507	786
1515	786
18	507
19	507
20	1,449
200	419
201	486
202	288
21	1,449
22	1,678
23	1,933
31	5,480

Schedule 4.2

32	5,480
33	1,212
34	1,212
4	486
420	700
440	786
460	786
480	786
5	1,118
50001	50,793
50002	50,793
8	272
9	541
A	1,699
E	484
E-2	725
E-3	725
E-5	725
E6	725
G	484
H	484
J	486
K	486
L	483
M	483
PMA mix	1,118
PPA	179 (OOS)
Total	172,050

D. Mojave Terminal

Tank Number	Tank Capacity
T-2	60,000
T-4	60,000
T-6	60,000
T-8	60,000
Total	240,000

*OOS (Out of Service). For the avoidance of doubt, fees will be assessed only upon in-service dedicated tanks.

Schedule 4.2

SCHEDULE 22.2

STIPULATED COMMITMENTS

A.	Stipulated Asphalt Storage Commitment

Terminal	Asphalt Tankage Reserved Capacity (Barrels)
Bakersfield, CA	184,806
Mojave, CA	240,000
Elk Grove, CA	322,433
Phoenix, AZ	172,050

B.	Stipulated Asphalt Throughput Commitment

Terminal	Stipulated Asphalt Throughput (tons/Month)
Bakersfield, CA	2,833
Mojave, CA	3,542
Elk Grove, CA	4,250
Phoenix, AZ	12,396

Schedule 22.2

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

(•[ ]-         , 20        )

This Terminal Service Order (“Terminal Service Order”) is entered as of         , 20        , by and between Western Refining Company, L.P. (“Customer”), and Asphalt Terminals LLC (“Provider”), pursuant to and in accordance with the terms of the Asphalt Terminalling, Transportation and Storage Services Agreement dated as of August 6, 2018, by and between Customer and Provider (as amended, supplemented, or otherwise modified from time to time, the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 7.1 of the Agreement, the Parties agree to the following provisions:

[Insert applicable provisions:

(a) The fee for storage services pursuant to Section 4.2;

(b) Allocation of Asphalt throughput capacity at the Terminals and the rates for such throughput services pursuant to Section 4.3;

(c) The Asphalt Processing and Blending Services to be provided at the Terminals and the fees for such Asphalt Processing and Blending Services pursuant to Section 4.4;

(d) Any additional Asphalt services, if available, to be provided at the Terminals and the rates for such services pursuant to Section 4.5;

(e) Surcharges pursuant to Article 6;

(f) Any reimbursement related to newly imposed taxes or fees, capital expenditures, or tank cleaning pursuant to Article 9;

(g) Terms and conditions of services to be provided hereunder; and

(h) Any other services or terms as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

CUSTOMER:

Western Refining Company, L.P., by Western Refining GP, LLC, its general partner

By:

Name: Gregory J. Goff
Title: President and Chief Executive Officer

PROVIDER:

Asphalt Terminals LLC

By:

Name: Steven M. Sterin
Title: President and Chief Financial Officer

Exhibit 1